Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, Western Alliance Bancorporation (“Western Alliance,” “we,” “us,” “our,” or the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, $0.0001 par value per share (the “common stock”); and (ii) 6.25% Subordinated Debentures due 2056 (the “debentures”). Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on The New York Stock Exchange.
DESCRIPTION OF COMMON STOCK
The following description is a general summary of the terms of our common stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our certificate of incorporation, bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL” or “Delaware Law”) because they, and not the summary, define the rights of holders of shares of our common stock.
General
Our certificate of incorporation provides the authority to issue 200,000,000 shares of common stock, par value $0.0001 per share. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.
Voting Rights
Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In that event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our board of directors at that meeting. Generally, in matters other than the election of directors and business combinations and other extraordinary transactions, the affirmative vote of the majority of shares present and entitled to vote on the subject matter constitutes the act of the stockholders. A nominee to our board of directors will be elected, in uncontested elections (as defined in our bylaws), if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. In all director elections other than uncontested elections, the vote standard will continue to be a plurality of votes cast, and stockholders shall not be permitted to vote against any nominee for director.
Liquidation Rights
The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.
Dividends
The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. The board may declare dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, only if the amount of capital is greater than or equal to the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The terms and conditions of other securities we issue may restrict our ability to pay dividends to holders of our common stock. In addition, as a holding company, our main source of funds to pay dividends is distributions from our subsidiaries and, therefore, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous
The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and non-assessable.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws and Delaware Law
Some provisions of Delaware Law and our certificate of incorporation and bylaws contain provisions that could make it more difficult to (1) acquire us by means of a tender offer, proxy contest or otherwise or (2) remove our incumbent officers and directors. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids.
Undesignated Preferred Stock
Our board of directors has the ability to authorize undesignated preferred stock, which allows the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any unsolicited attempt to change control of our company. This ability may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Special Stockholders’ Meetings and Advanced Notice Requirements for Stockholder Proposals
Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by our board of directors, the chairman of the board, or by our chief executive officer or president. In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board, or by a stockholder of record on the record date for the meeting who (1) is entitled to vote at the meeting, (2) has delivered a timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting, (3) attends (or has a qualified representative attend) the stockholder meeting and (4) has otherwise complied with the provisions of our bylaws and applicable law. These provisions could have the effect of delaying any stockholder actions until the next stockholder meeting, even if they are favored by the holders of a majority of our outstanding voting stock.
No Action by Written Consent
Our certificate of incorporation and bylaws do not permit stockholders to act by written consent in lieu of a meeting.
Election and Removal of Directors
Our certificate of incorporation provides for the annual election of directors. Once elected, directors may be removed by the holders of a majority of shares then entitled to vote in an election of directors. In addition, our certificate of incorporation and bylaws provide that any vacancies on the board of directors may be filled only by a majority of the remaining directors.
Amendment of Certain Provisions of our Organizational Documents
Any amendment to our certificate of incorporation must be approved by our board of directors and a majority of the outstanding shares of each class of shares entitled to vote thereon at a duly called annual or special meeting; provided, that in addition to any vote of any class of shares required by law or the certificate of incorporation, the affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain of the provisions contained in the certificate of incorporation regarding stockholder actions, classification of directors, removal of directors, filling of director vacancies, bylaw amendments, limitation of liability of directors, the exclusive forum for certain litigation, and amendments to the certificate of incorporation. Our bylaws may be amended by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present or by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote in any election of directors, voting as a single class.

Business Combinations
We have not opted out of Section 203 of the DGCL, an anti-takeover law, and are therefore subject to its provisions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock, referred to as an “interested stockholder” under Section 203, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.
These and other provisions of Delaware Law and our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers or delaying changes in control and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.
NYSE Listing
Our common stock is listed on the New York Stock Exchange under the symbol “WAL.”

DESCRIPTION OF DEBENTURES
The following description of our 6.25% Subordinated Debentures due 2056 is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the Subordinated Debt Indenture dated as of June 16, 2016, as supplemented by a First Supplemental Indenture, dated as June 16, 2016, which we collectively refer to as the “Indenture,” between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, which we refer to as the “trustee.”
General
On June 16, 2016, we issued $175,000,000 aggregate principal amount of the debentures pursuant to the Indenture. The debentures are unsecured, subordinated debt instruments and are intended to qualify as Tier 2 Capital under the guidelines established by the Federal Reserve for bank holding companies. The debentures were issued in fully-registered book-entry form without coupons and in denominations of $25 and integral multiples of $25 in excess thereof. The debentures have a maturity date of July 1, 2056.
Holders of the debentures and the trustee have no right to accelerate the maturity of the debentures in the event we fail to pay interest or principal on the debentures, fail to perform any other obligation under the debentures or in the Indenture or default on any other securities issued by us. See “Description of Debentures-Events of Default” below.
The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The Indenture does not contain provisions that would afford holders of debentures protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders. The Indenture does not restrict us in any way, now or in the future, from incurring additional indebtedness, including Senior Indebtedness (as defined below) that would rank senior in right of payment to the debentures. The debentures are not entitled to a sinking fund and cannot be redeemed at the option of the holder.
Interest Rate
Subject to applicable law, as described below, interest on the debentures accrues from and including the original issue date to, but excluding, the maturity date or earlier acceleration or redemption at an annual rate equal to 6.25%, and are payable quarterly July 1, October 1, January 1 and April 1 of each year, commencing on October 1, 2016, to the record holders at the close of business on the June 15, September 15, December 15 or March 15, as applicable (whether or not a Business Day). If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day (and without any interest or other payment in respect of any such delay).
Interest payments include accrued interest from, and including, the original issue date, or, if interest has already been paid, from and including the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period is computed on the basis of a 360-day year comprised of twelve 30-day months. The term “interest payment period” refers to the quarterly period from and including an interest payment date (or, if no interest has been paid, from and including the original issue date) to, but excluding, the next succeeding interest payment date. Interest not paid on any payment date accrues and compounds quarterly at a rate per year equal to the rate of interest on the debentures until paid. References to “interest” include interest accruing on the debentures, interest on unpaid amounts and compounded interest, as applicable.
We may choose to pay interest by making wire or other electronic funds transfers or alternatively, by mailing a check to the address of the person entitled thereto as it appears in the Security Register.
“Business day” means any day which is not a Saturday, a Sunday, a legal holiday in New York, New York or a day on which banking institutions or trust companies located in New York, New York are authorized or obligated by law to close.

Ranking
The payment of the principal of and interest on the debentures is expressly subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all of our Senior Indebtedness.
“Senior Indebtedness” is defined to include principal of (and premium, if any) and interest, if any, on, and any other payment due pursuant to, any of the following:

•	our obligations for money borrowed;

•	indebtedness evidenced by bonds, debentures, notes or similar instruments;

•	similar obligations arising from off-balance sheet guarantees and direct credit substitutes;

•	reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities;

•	obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	capital lease obligations;

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obligations associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments;

•	debt of others described in the preceding clauses that we have guaranteed or for which we are otherwise liable;

•	any deferrals, renewals or extensions of Senior Indebtedness; and

•	General Obligations (as defined below),
unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is expressly provided that such indebtedness or obligation is not superior in right of payment to the debentures or to other debt that is pari passu with or subordinate to the debentures.
Senior Indebtedness does not include:

•	indebtedness owed by us to Western Alliance Bank or other subsidiaries; or

•	any indebtedness the terms of which expressly provide that such indebtedness ranks equally with, or junior to, the debentures, including guarantees of such indebtedness.
“General Obligations” are defined as all of our obligations to pay claims of general creditors, other than obligations on the debentures and our indebtedness for money borrowed ranking equally or subordinate to the debentures. Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s) the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “General Obligations” will mean obligations to general creditors as described in that rule or interpretation.
The term “claim” when used in the previous definition has the meaning stated in section 101(5) of Title 11 of the United States Code, as now or hereafter in effect.
In addition, the debentures are structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our subsidiaries. Because we are a bank holding company, we rely primarily on dividends and other payments from our subsidiaries to pay interest and principal on our outstanding debt obligations and to make payments on our other securities. Regulatory rules restrict our ability to withdraw capital from Western Alliance Bank by dividends, loans or other means.
If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all Senior Indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the debentures. In such an event, we will pay or deliver directly to the holders of Senior Indebtedness, any payment or distribution otherwise payable or deliverable to holders of the debentures. We will make the payments to the holders of Senior Indebtedness according to priorities existing among those holders until we have paid all

Senior Indebtedness, including accrued interest, in full. If, notwithstanding the preceding sentence, the trustee or the holder of any debenture receives any payment or distribution before all Senior Indebtedness is paid in full, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the trustee or such holder, then such payment or distribution shall be paid over or delivered for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.
If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on Senior Indebtedness, the holders of debentures together with the holders of any of our other obligations that rank equally with the debentures will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the debentures and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the debentures.
In addition, if any principal, premium or interest in respect of Senior Indebtedness is not paid within any applicable grace period (including at maturity) or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, we may not pay the principal of, or premium, if any, or interest on, the debentures or repurchase, redeem or otherwise retire any debentures, unless, in each case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash, subject to certain exceptions as provided in the Indenture. If the debentures are declared due and payable before their stated maturity, the holders of Senior Indebtedness outstanding at the time the debentures so become due and payable shall be entitled to receive payment in full of all amounts due or to become due on or in respect of such Senior Indebtedness before the holders of the debentures are entitled to receive any payment on the debentures. If, notwithstanding the foregoing, we make any payment to the trustee or the holder of any debenture prohibited by the preceding sentences, and if such fact shall, at or prior to the time of such payment, have been made known to the trustee or such holder, such payment must be paid over and delivered to us.
Because of the subordination provisions of the Indenture, if we become insolvent, holders of Senior Indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors.
The debentures do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior or pari passu (i) in right of payment and (ii) upon our liquidation to the debentures. The debentures are effectively subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries, including Western Alliance Bank.
Optional Redemption
We may redeem the debentures in $25 increments in whole or in part on July 1, 2021, or on any interest payment date thereafter, at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest to, but not including, the date of redemption. If we redeem only a portion of the debentures on any date of redemption, we may subsequently redeem additional debentures.
The debentures are also redeemable by us, in whole but not in part, at a redemption price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest to, but excluding, the date of redemption, upon the occurrence of the following:
(i) a “tax event,” which means the receipt by us of an opinion of independent tax counsel of nationally recognized standing to the effect that, as a result of any:
(a)    amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities,
(b)    judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation,
(c)    amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or
(d)    threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the debentures, in each case, occurring, enacted or becoming publicly known on or after the date of the issuance of the debentures, there is more than an insubstantial risk that the interest payable on the debentures is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;
(ii) a “capital event,” which means the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for us or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the debentures, the debentures do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we are subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or
(iii) an “investment company event,” which means us becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.
Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address, provided that the notice of redemption will be given within 90 days of the effective date of a tax event, capital event or investment company event. Unless we default in payment of the redemption price on the debentures, on and after the redemption date, interest will cease to accrue on the debentures or portions called for redemption.
Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the debentures will be subject to prior approval of the Federal Reserve.
Redemption Procedures
If we give a notice of redemption in respect of any debentures, then prior to the redemption date, we will:

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irrevocably deposit with the trustee or a paying agent for the debentures funds sufficient to pay the applicable redemption price of, and (unless the redemption date is an interest payment date) accrued interest (including compounded interest, if any) on, the debentures to be redeemed; and

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give the trustee or such paying agent, as applicable, irrevocable instructions and authority to pay the redemption price to the holders upon surrender of the global certificate or such other certificates as we may have issued evidencing the debentures.

Notwithstanding the above, interest payable on or prior to the redemption date for any debentures called for redemption will be payable to the holders of the debentures on the relevant record dates for the related interest payment dates.
Once notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the debentures so called for redemption will cease, except the right of the holders of the debentures to receive the redemption price and any interest payable in respect of the debentures on or prior to the redemption date and the debentures will cease to be outstanding. In the event that any date fixed for redemption of debentures is not a business day, then payment of the redemption price will be made on the next business day (without any interest or other payment in connection with this delay) with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of debentures called for redemption is not paid by us, interest on the debentures will continue to accrue at the then applicable rate from the redemption date originally established by us for the debentures to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.
Subject to applicable law (including, without limitation, U.S. federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding debentures by tender, in the open market or by private agreement.
If less than all of the debentures are to be redeemed, the particular debentures to be redeemed will be determined, in the case of global securities, in accordance with the procedures of the depositary and, in the case of definitive debt securities, by the trustee by such method as in its sole discretion it shall deem appropriate and fair, provided that the unredeemed portion of the principal amount of any debenture shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such debenture. The trustee will promptly notify us in writing of the debentures selected for redemption and, in the case of any debentures selected for partial redemption, the principal amount thereof to be redeemed.

We may not redeem the debentures in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, has been paid in full on all outstanding debentures for all interest payment periods terminating on or before the redemption date.
Denominations
The debentures were issued only in fully-registered book-entry form without coupons in denominations of $25 each and integral multiples of $25 in excess thereof.
Events of Default
The Indenture provides that certain events of bankruptcy, insolvency or receivership relating to us or a “principal subsidiary bank” are events of default with respect to the debentures.
The term “principal subsidiary bank” means (i) any bank subsidiary the consolidated assets of which constitute 25% or more of our consolidated assets and (ii) any other bank subsidiary designated as a “principal subsidiary bank” by our Board of Directors; provided that if the Federal Reserve notifies us that any bank subsidiary that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, such bank subsidiary will not be a principal subsidiary bank from and after the time we receive from the Federal Reserve such a notice. Currently, Western Alliance Bank is our only principal subsidiary bank.
The Indenture will define a default with respect to the debentures as:

•	failure to pay interest on the debentures for 30 days after the payment is due,

•	failure to pay the principal of or premium, if any, on the debentures when due, or

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failure to perform any other covenant or warranty in the Indenture that applies to the debentures for 90 days after we have received written notice of the failure to perform in the manner specified in the Indenture.

There is only a right of acceleration in the case of an event of default. There is no right of acceleration in the case of a default. Accordingly, payment of principal of the debentures may be accelerated only in the case of the bankruptcy or reorganization of us or any principal subsidiary bank. Notwithstanding the foregoing, in the case of a default in the payment of principal of or interest on the debentures including any compound interest, the holder of a debenture may, or, if directed by the holders of a majority in principal amount of the debentures, the trustee will, subject to the conditions set forth in the indenture, demand payment of the amount then due and payable and may institute legal proceedings for the collection of such amount if we fail to make payment thereof upon demand.
If an event of default occurs and is continuing with respect to the debentures, either the trustee or the holders of at least 25% in principal amount of the debentures may declare the principal of the debentures to be due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the debentures may rescind such declaration.
In cases specified in the Indenture, the holders of a majority in principal amount of the debentures may waive any default on behalf of all holders of the debentures, except a default in the payment of principal or interest or a default in the performance of a covenant or provision of the Indenture which cannot be modified without the consent of each holder. We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the Indenture.
Within 90 days after the trustee’s knowledge of the occurrence of any default with respect to the debentures, the trustee shall transmit by mail to all holders of debentures, notice of such default unless such default shall have been cured or waived.
The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debentures.

Consolidation, Merger or Transfer of Assets
The Company may not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (as defined in the Indenture), or, directly or indirectly, sell, transfer or convey all or substantially all of its properties and assets to another Person or group of affiliated Persons, unless:

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the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are sold, transferred or conveyed (the Company or such other Person being the “Surviving Person”), shall be organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the debentures and the Indenture;

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immediately after giving effect to such transaction and the assumption of the obligations as set forth in the preceding bullet point, no event of default, default or any event that is, or after notice or passage of time or both, would be, a default or an event of default shall have occurred and be continuing; and

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the Company has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, transfer or conveyance and such supplemental indenture, if any, comply with the applicable provisions of the Indenture and that all conditions precedent therein provided relating to such transaction have been satisfied.

Modification and Waiver
Without the consent of any holders, the Company and the trustee, at any time and from time to time, may amend the Indenture for any of the following purposes:

•	to evidence the succession of another Person to the Company pursuant to the merger covenant described above;

•	to add to the covenants of the Company for the benefit of the holders of the debentures or to surrender any right or power herein conferred upon the Company;

•	to add any additional events of default or defaults;

•	to secure the debentures;

•	to evidence and provide for a successor trustee;

•	to cure any ambiguity, or to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein; or

•	to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the holders of the debentures.
With the consent of the holders of not less than a majority in principal amount of the debentures (including consents obtained in connection with a tender offer or exchange offer for the debentures), the Company and the trustee may amend the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of the debentures; provided, however, that no such amendment shall, without the consent of the holder of each debenture affected thereby:

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change the stated maturity of the principal of, or any installment of principal of or interest on, any debenture, or reduce the principal amount thereof or the rate of interest or the time of payment of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which, any debenture or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or adversely affect any rights of the holders of the debentures to require the Company to repay, repurchase or redeem the debentures;

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reduce the percentage in principal amount of the debentures, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences;

•	modify any of the provisions relating to approval of amendments or waivers, except to increase any such percentage; or

•	change any obligation of the Company to maintain an office or agency.
Satisfaction and Discharge
We may satisfy and discharge our obligations under the debentures and the Indenture (except with respect to the registration of transfer or exchange of the debentures), if either

•	all outstanding debentures have been delivered to the trustee for cancellation; or

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all outstanding debentures have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year and we have deposited or caused to be deposited with the trustee in trust an amount sufficient to pay and discharge the entire indebtedness on the debentures for principal and any premium and interest to the date of such deposit or to the stated maturity or redemption date, as the case may be; and

•	in either case, we have complied with certain other obligations set forth in the Indenture.
Defeasance and Covenant Defeasance
Defeasance
We may terminate or “defease” our obligations under the Indenture with respect to the debentures, provided that certain conditions are met, including:

•
we must irrevocably deposit in trust for the benefit of all holders, a combination of U.S. dollars or U.S. government obligations that will generate enough cash to make interest, principal and any other payments on the debentures on their applicable due dates;

•
there must be a change in current federal tax law or an Internal Revenue Service (“IRS”) ruling that lets us make the above deposit without causing Holders to be taxed on the debentures any differently than if we did not make the deposit; and

•	we must deliver an opinion of counsel to the trustee to the effect that the holders of the debentures will have no federal income tax consequences as a result of such deposit and termination.
If we ever fully defease the debentures, holders will have to rely solely on the trust deposit for payments on the debentures. Holders could not look to us for repayment in the unlikely event of any shortfall.
Covenant Defeasance
The “covenant defeasance” provisions of the Indenture, which would allow us to cease to comply with any restrictive covenants applicable to the debentures, are not applicable to the debentures because there are no restrictive covenants applicable to the debentures.
Governing Law
The Indenture and the debentures are governed by and construed in accordance with the laws of the State of New York. The Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended.
Listing
The debentures are listed on the New York Stock Exchange under the symbol “WALA.”

Debentures Intended to Qualify as Tier 2 Capital
The debentures are intended to qualify as Tier 2 Capital under the capital rules established by the Federal Reserve for bank holding companies that became effective January 1, 2014. The rules set forth specific criteria for instruments to qualify as Tier 2 Capital. Among other things, the debentures must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•
be subordinated to general creditors and all senior indebtedness of the Company; that is, the debentures must be subordinated at a minimum to all borrowed money, similar obligations arising from off-balance sheet guarantees and direct credit substitutes, and obligations associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts, and similar arrangements;

•
not contain provisions permitting the holders of the debentures to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the Company or of a major subsidiary depository institution of the Company;

•
by their terms be callable by the Company only after five years, unless there occurs (i) an event which precludes the debentures from being included in Tier 2 capital, (ii) a tax event, or (iii) the Company is required to register as an investment company pursuant to the Investment Company Act of 1940;

•	not contain credit sensitive features, such as an interest rate reset, based in whole or in part, on the credit standing of the Company;

•	redemption or repurchase of the debentures requires prior Federal Reserve approval; and

•	not contain provisions permitting the institution to redeem or repurchase the debentures prior to the maturity date without prior approval of the Federal Reserve.
Further Issuances
We may, from time to time, without the consent of the holders of the debentures, create and issue additional notes having the same terms and conditions as the debentures that are equal in rank to the debentures offered by the prospectus supplement in all respects (or in all respects except for the issue date, the issue price and, if applicable, the first interest payment date and the initial interest accrual date). These notes will be consolidated and form a single series with the debentures, provided, however, that a separate CUSIP, common code or “ISIN,” as applicable, will be issued for any additional notes unless the additional notes and the debentures of such series offered under the prospectus supplement are fungible for U.S. federal income tax purposes.
About the Trustee
The Bank of New York Mellon Trust Company, N.A. is the trustee under the Indenture and is the principal paying agent and registrar for the debentures. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon Trust Company, N.A. or its affiliates. The trustee under the Indenture may resign or be removed with respect to one or more series of debt securities under the Indenture and a successor trustee may be appointed to act with respect to such series.